P.O. Box 4324
Houston, TX 77210
(713) 381-6500

Duncan Energy Partners Reports Second Quarter Results

Houston, Texas (July 26, 2007) - Duncan Energy Partners L.P. (NYSE:DEP) today announced its financial results for the three months and five months ended June 30, 2007. The five month period ended June 30, 2007 reflects operations since the completion of the initial public offering (“IPO”) of Duncan Energy Partners on February 5, 2007. For reporting purposes, the effective date of the IPO was February 1, 2007. The partnership reported net income of $4.5 million for the second quarter of 2007, or $0.22 per common unit on a fully diluted basis. Results of operations following the completion of the IPO are reported separately from those pertaining to the predecessor of Duncan Energy Partners, (“Duncan Energy Partners Predecessor”).

Distributable cash flow for the second quarter of 2007 was $6.6 million. On July 17, 2007, the board of Duncan Energy Partners declared its quarterly cash distribution rate to partners of $0.40 per common unit, or $1.60 per unit on an annualized basis. Distributable cash flow for the second quarter provided 0.8 times coverage of the quarterly cash distribution. Distributable cash flow is a non-generally accepted accounting principle (or “non-GAAP”) financial measure that is defined and reconciled later in this press release to its most directly comparable GAAP financial measure, net cash flows provided by operating activities.

Revenue for the second quarter of 2007 increased 7 percent to $236.9 million from $221.3 million for the second quarter of 2006 as reported by Duncan Energy Partners Predecessor. Gross operating margin for the second quarter of 2007 increased 17 percent to $21.5 million from $18.4 million recorded for the same quarter of 2006 for Duncan Energy Partners Predecessor. For the second quarter of 2007, earnings before interest, taxes, depreciation, amortization and accretion (“EBITDA”) were $14.2 million. Gross operating margin and EBITDA are non-GAAP financial measures that are defined and reconciled later in this press release to their most directly comparable GAAP financial measure.

“Duncan Energy Partners reported solid operating results for the second quarter of 2007 supported by consistent performance from our Mont Belvieu NGL storage facility, South Texas NGL pipeline and propylene pipelines,” said Richard H. Bachmann, president and chief executive officer of Duncan Energy Partners. “Distributable cash flow for the second quarter of 2007 was impacted by $4.2 million of sustaining capital expenditures that were incurred during the second quarter.”

“While the sustaining capital expenditures incurred this quarter were higher than normal, we were pleased that our commercial businesses performed better than anticipated. Furthermore we expect increased cash generated from our improved business operations to largely offset any adverse impact that higher sustaining capital expenditures will have on distributable cash flows for the remainder of 2007,” continued Bachmann.

“The phase II expansion of our South Texas NGL pipeline is on schedule to be completed in the fourth quarter of this year. When finished, this increase in capacity will strengthen our energy value chain as more NGLs are transported from south Texas to our Mont Belvieu NGL storage complex. This should result in an increase in fee-based revenues and cash flows,” stated Bachmann.

Review of Segment Quarterly Performance

The results reported below reflect operations for Duncan Energy Partners for the three months ended June 30, 2007, compared to operating results of Duncan Energy Partners Predecessor for the comparable three-month period in 2006.

Duncan Energy Partners owns a 66 percent equity interest in the assets described below, and Enterprise Products Partners L.P. (“Enterprise Products Partners”) owns the remaining 34 percent equity interest. Enterprise Products Partners owns the general partner of Duncan Energy Partners. We account for Enterprise Products Partners’ interest in our subsidiaries as Parent Interest in a manner similar to minority interest. However, from a gross operating margin standpoint, the amounts shown are on a 100 percent basis before the deduction for Parent Interest.

NGL and Petrochemical Storage Services – This segment consists of 33 underground salt dome caverns located at Mont Belvieu, Texas, with an underground storage capacity of approximately 100 million barrels (“MMBbls”), and certain other related assets. Gross operating margin for the second quarter of 2007 increased 88 percent to $10.7 million from $5.7 million in the second quarter of 2006.

Increased storage fees reflective of market rates charged to Enterprise Products Operating LLC (“EPO”) effective concurrent with the Duncan Energy Partners IPO, in addition to higher volumes and fees from third-party storage customers, accounted for $2.7 million of the increase over the same quarter in 2006. Also contributing to the improvement in gross operating margin was a $2.2 million decrease in operating expenses.

Natural Gas Pipelines and Services – This segment includes the Acadian intrastate natural gas system that gathers, transports, stores and markets natural gas in Louisiana. In the aggregate, this system is comprised of over 1,000 miles of high-pressure transmission lines with a throughput capacity of 1 billion cubic feet (“Bcf”) per day and 3 Bcf of gas storage capacity. Gross operating margin for the second quarter of 2007 decreased to $2.2 million from $4.0 million in the second quarter of 2006, primarily due to lower natural gas sales margins and volumes. We expect to recover a portion of the shortfall in sales volumes from Entergy Louisiana over the remainder of 2007 under the terms of the firm commitment contract with Entergy Louisiana.

Petrochemical Pipeline Services – This segment consists of two petrochemical pipeline systems with an aggregate of 284 miles of pipeline that provide transportation of propylene in Texas and Louisiana. Gross operating margin decreased to $3.3 million in the second quarter of 2007 from $8.7 million in the second quarter of 2006, primarily due to lower tariff rates on the Lou-Tex Propylene Pipeline. Prior to our IPO, Enterprise Products Partners paid the maximum rate for the use of our Lou-Tex and Sabine Propylene Pipelines. They in turn charged third parties a lower rate to ship volumes on these pipelines. The third-party contracts were assigned to us at our IPO. Accordingly, we earn a lower transportation rate than that charged to Enterprise Products Partners prior to February 2007. Petrochemical transportation volumes averaged 37,000 barrels per day for the second quarter of 2007, which was in line with our expectations.

NGL Pipeline Services – This segment includes the partnership’s 286-mile, DEP South Texas NGL Pipeline System that transports natural gas liquids (“NGLs”) from two fractionation facilities located in South Texas to Mont Belvieu, Texas. This system became operational in January 2007 and generated gross operating margin of $5.3 million during the second quarter of 2007 on 74,000 barrels per day of NGL transportation volumes. Volumes are based on NGL production from Enterprise Products Partners’ Shoup and Armstrong fractionators, which experienced an increase in NGL production volumes due to the strong demand for NGLs.

The second quarter results for Duncan Energy Partners will be discussed at 8:30 a.m. CDT this morning during the Enterprise Products Partners earnings conference call with analysts and investors. The call will be broadcast live over the Internet and may be accessed by visiting the company's website at www.deplp.com.

Basis of Presentation of Financial Information

We have presented our results of operations following the completion of our initial public offering separately from those pertaining to Duncan Energy Partners Predecessor. We acquired substantially all of the assets and operations of Duncan Energy Partners Predecessor that are included in our consolidated financial statements. There are a number of agreements and other items that went into effect at the time of our initial public offering that affect the comparability of our current operating results with the historical operating results of Duncan Energy Partners Predecessor. These differences include:

•

the fees we charge EPO for underground storage services at the facility owned by Mont Belvieu Caverns, LLC (“Mont Belvieu Caverns”) increased to market rates as a result of new agreements executed in connection with our initial public offering;

•	all storage well measurement gains and losses relating to Mont Belvieu Caverns’ facility are now retained by EPO;

•	Mont Belvieu Caverns now makes a special allocation of operational measurement gains and losses to EPO; and

•

the transportation revenues recorded by Enterprise Lou-Tex Propylene Pipeline L.P. and Sabine Propylene Pipeline L.P. decreased after our initial public offering due to the assignment of certain exchange agreements by EPO to us.

Use of Non-GAAP Financial Measures

This press release and accompanying schedules include non-GAAP financial measures of gross operating margin, distributable cash flow, and EBITDA. The press release provides reconciliations of these non-GAAP financial measures to their most directly comparable financial measure calculated and presented in accordance with generally accepted accounting principles in the United States of America (“GAAP”). Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, net cash flows provided from operating activities or any other GAAP measure of liquidity or financial performance.

Gross operating margin - We evaluate segment performance based on the non-GAAP financial measure of gross operating margin. Gross operating margin (either in total or by individual segment) is an important performance measure of the core profitability of our operations. This measure forms the basis of our internal financial reporting and is used by senior management in deciding how to allocate capital resources among business segments. We believe that investors benefit from having access to the same financial measures that our management uses in evaluating segment results. The GAAP measure most directly comparable to total segment gross operating margin is operating income. Our non-GAAP financial measure of total segment gross operating margin should not be considered as an alternative to GAAP operating income.

We define total (or combined) segment gross operating margin as operating income before: (i) depreciation, amortization and accretion expense; (ii) gains and losses on the sale of assets; and (iii) general and administrative expenses. Gross operating margin is exclusive of other income and expense transactions, provision for income taxes, extraordinary charges and the cumulative effect of changes in accounting principles. Gross operating margin by segment is calculated by subtracting segment operating costs and expenses (net of the adjustments noted above) from segment revenues, with both segment totals before the elimination of any intersegment and intrasegment transactions. In accordance with GAAP, intercompany accounts and transactions are eliminated in consolidation.

We include equity earnings from Evangeline Gas Pipeline Company L.P. and Evangeline Gas Corp. (collectively “Evangeline”) in our measurement of segment gross operating margin and operating income. Our equity investment in Evangeline is a vital component of our business strategy and important to the operations of our Acadian natural gas system. This method of operation enables us to achieve favorable economies of scale relative to the level of investment and business risk assumed versus what we could accomplish on a stand-alone basis. Evangeline performs complementary roles to the other business operations of Acadian Gas. As circumstances dictate, we may increase our ownership interest in Evangeline or make other equity method investments.

Distributable cash flow - We define distributable cash flow for Duncan Energy Partners as net income or loss plus: (i) depreciation, amortization and accretion expense; (ii) cash distributions received from unconsolidated affiliate, if any, less equity in the earnings of such unconsolidated affiliate; (iii) the subtraction of sustaining capital expenditures; (iv) the addition of losses or subtraction of gains relating to the sale of assets; (v) cash proceeds from the sale of assets; and (vi) other miscellaneous non-cash amounts affecting net income or loss for the period less parent interest in the above adjustments to net income or loss in deriving distributable cash flow. Sustaining capital expenditures are capital expenditures (as defined by GAAP) resulting from improvements to and major renewals of existing assets. Distributable cash flow is a significant liquidity metric used by our senior management to compare basic cash flows generated by us to the cash distributions we expect to pay our partners. Using this metric, our management can compute the coverage ratio of estimated cash flows to planned cash distributions.

Distributable cash flow is also an important non-GAAP financial measure for our limited partners since it serves as an indicator of our success in providing a cash return on investment. Specifically, this financial measure indicates to investors whether or not we are generating cash flows at a level that can sustain or support an increase in our quarterly cash distribution. Distributable cash flow is also a quantitative standard used by the investment community with respect to publicly traded partnerships because the value of a partnership unit is in part measured by its yield (which in turn is based on the amount of cash distributions a partnership pays to a unitholder). The GAAP measure most directly comparable to distributable cash flow is net cash flows provided by operating activities.

EBITDA - We define EBITDA as net income or loss plus interest expense, provision for income taxes and depreciation, accretion and amortization expense. EBITDA is commonly used as a supplemental financial measure by management and by external users of our financial statements, such as investors, commercial banks, research analysts and rating agencies, to assess: (i) the financial performance of our assets without regard to financing methods, capital structures or historical cost basis; (ii) the ability of our assets to generate cash sufficient to pay interest cost and support our indebtedness; (iii) our operating performance and return on capital as compared to those of other companies in the midstream energy industry, without regard to financing and capital structure; and (iv) the viability of projects and the overall rates of return on alternative investment opportunities. Because EBITDA excludes some, but not all, items that affect net income or loss and because these measures may vary among other companies, the EBITDA data presented in the press release may not be comparable to similarly titled measures of other companies. The GAAP measure most directly comparable to EBITDA is net cash flows provided by operating activities.

Company Information and Use of Forward Looking Statements

Duncan Energy Partners is a publicly traded partnership that provides midstream energy services, including gathering, transportation, marketing and storage of natural gas, in addition to transportation and storage of NGLs and petrochemicals. Duncan Energy Partners' assets, located primarily in the Gulf Coast region of Texas and Louisiana, include interests in more than 1,000 miles of natural gas pipelines with a transportation capacity of approximately 1 Bcf per day; nearly 600 miles of NGL and petrochemical pipelines featuring access to the world's largest fractionation complex at Mont Belvieu, Texas; and 33 underground salt dome caverns with about 100 MMBbls of NGL storage capacity.

This press release contains various forward-looking statements and information that are based on Duncan Energy Partners' beliefs and those of its general partner, as well as assumptions made by and information currently available to Duncan Energy Partners. When used in this press release, words such as "anticipate," "project," "expect," "plan," "goal," "forecast," "intend," "could," "believe," "may," and similar expressions and statements regarding the plans and objectives of Duncan Energy Partners for future operations, are intended to identify forward-looking statements. Although Duncan Energy Partners and its general partner believe that such expectations reflected in such forward-looking statements are reasonable, neither Duncan Energy Partners nor its general partner can give assurances that such expectations will prove to be correct. Such statements are subject to a variety of risks, uncertainties and assumptions. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, Duncan Energy Partners' actual results may vary materially from those it anticipated, estimated, projected or expected. Among the key risk factors that may have a direct bearing on Duncan Energy Partners ' results of operations and financial condition are:

•	fluctuations in oil, natural gas and NGL prices and production due to weather and other natural and economic forces;

•	the effects of the combined company's debt level on its future financial and operating flexibility;

•	a reduction in demand for its products by the petrochemical, refining or heating industries;

•	a decline in the volumes of NGLs delivered by its facilities;

•	the failure of its credit risk management efforts to adequately protect it against customer non-payment;

•	terrorist attacks aimed at its facilities; and,

•	the failure to successfully integrate our operations with companies, if any that we may acquire in the future.

Duncan Energy Partners has no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts:	Randy Burkhalter, Investor Relations, (713) 381-6812, www.deplp.com

Rick Rainey, Media Relations, (713) 381-3635

###

Exhibit A

Duncan Energy Partners L.P.

Condensed Statements of Consolidated Operations – UNAUDITED

For the Three Months Ended June 30, 2007 and 2006

(Dollars in thousands, except per unit amounts)

		Duncan Energy
	Duncan Energy Partners	Partners Predecessor
	For the Three	For the Three
	Months Ended	Months Ended
	June 30, 2007	June 30, 2006
Revenue	$ 236,896	$ 221,349
Costs and expenses:
Operating costs and expenses	222,711	208,402
General and administrative	1,026	959
Total Costs and expenses	223,737	209,361
Equity in income of unconsolidated affiliate	114	200
Operating income	13,273	12,188
Other income (expense):
Interest expense	(2,410)	--
Other, net	229	--
Total other expense	(2,181)	--
Income before provision for income taxes, parent interest in income of
subsidiaries and the cumulative effect of change in accounting principle	11,092	12,188
Provision for income taxes	59	(21)
Income before parent interest in income of subsidiaries and the
cumulative effect of change in accounting principle	11,151	12,167
Parent interest in income of subsidiaries (see Exhibit E)	(6,603)	--
Income before cumulative effect of change in accounting principle	4,548	12,167
Cumulative effect of change in accounting principle	--	--
Net income	$ 4,548	$ 12,167

Allocation of net income to:
Limited partners	$ 4,457
General partner	$ 91
Per unit data (fully diluted):
Net income per unit	$ 0.22
Average LP units outstanding (in 000s)	20,302
Other financial data:
Net cash flows provided by (used in) operating activities	$ 16,199	$ 23,686
Net cash used in investing activities	$ (34,313)	$ (18,830)
Net cash provided by financing activities	$ 20,013	$ (4,856)
Distributable cash flow	$ 6,558	n/a
EBITDA	$ 14,162	n/a
Depreciation, amortization and accretion	$ 7,263	$ 5,308
Total debt principal outstanding at end of period	$ 190,000	n/a
Capital spending:
Capital expenditures, net of contributions in aid of construction
costs, for property, plant and equipment	$ 34,300	$ 18,833
Investments in unconsolidated affiliate	13	3
Total	$ 34,313	$ 18,836

Exhibit A (continued)

Duncan Energy Partners L.P.

Condensed Statements of Consolidated Operations – UNAUDITED

For the Five Months Ended June 30, 2007, January 2007 and Six Months Ended June 30, 2006

(Dollars in thousands, except per unit amounts)

	Duncan Energy	Duncan Energy
	Partners	Partners Predecessor
	For the Five	For the One	For the Six
	Months Ended	Month Ended	Months Ended
	June 30, 2007	January 31, 2007	June 30, 2006
Revenue	$ 370,770	$ 66,674	$ 503,791
Costs and expenses:
Operating costs and expenses	347,142	61,187	478,586
General and administrative	1,383	477	1,735
Total Costs and expenses	348,525	61,664	480,321
Equity in income of unconsolidated affiliate	160	25	354
Operating income	22,405	5,035	23,824
Other income (expense):
Interest expense	(3,541)	--	--
Other, net	373	--	4
Total other expense	(3,168)	--	4
Income before provision for income taxes, parent interest in income of
subsidiaries and the cumulative effect of change in accounting principle	19,237	5,035	23,828
Provision for income taxes	(114)	--	(21)
Income before parent interest in income of subsidiaries and the
cumulative effect of change in accounting principle	19,123	5,035	23,807
Parent interest in income of subsidiaries (see Exhibit E)	(10,652)	--	--
Income before cumulative effect of change in accounting principle	8,471	5,035	23,807
Cumulative effect of change in accounting principle	--	--	9
Net income	$ 8,471	$ 5,035	$ 23,816

Allocation of net income to:
Limited partners	$ 8,302
General partner	$ 169
Per unit data (fully diluted):
Net income per unit	$ 0.41
Average LP units outstanding (in 000s)	20,302
Other financial data:
Net cash flows provided by (used in) operating activities	$ 64,895	$ (3,535)	$ 26,876
Net cash used in investing activities	$ (82,688)	$ (4,999)	$ (33,227)
Net cash provided by financing activities	$ 23,786	$ 8,534	$ 6,351
Distributable cash flow	$ 12,162	n/a	n/a
EBITDA	$ 23,904	n/a	n/a
Depreciation, amortization and accretion	$ 11,778	$ 2,209	$ 10,149
Total debt principal outstanding at end of period	$ 190,000	n/a	n/a
Capital spending:
Capital expenditures, net of contributions in aid of construction
costs, for property, plant and equipment	$ 82,626	$ 4,999	$ 33,181
Investments in unconsolidated affiliate	64	--	59
Total	$ 82,690	$ 4,999	$ 33,240

Exhibit B

Duncan Energy Partners L.P.

Selected Financial and Operating Data

(Dollars in thousands, operating data as noted)

		Duncan Energy
	Duncan Energy Partners	Partners Predecessor
	For the Three	For the Three
	Months Ended	Months Ended
	June 30, 2007	June 30, 2006
Gross operating margin by segment:
NGL and Petrochemical Storage Services	$ 10,741	$ 5,746
Natural Gas Pipelines & Services	2,179	3,954
Petrochemical Pipeline Services	3,288	8,749
NGL Pipeline Services	5,294	--
Total non-GAAP gross operating margin	$ 21,502	$ 18,449
Adjustments to reconcile non-GAAP gross operating
margin to GAAP operating income:
Depreciation, amortization and accretion in operating
costs and expenses	(7,203)	(5,308)
Gain (loss) on sale of assets in operating costs and expenses	--	6
General and administrative expenses	(1,026)	(959)
Operating income per GAAP	$ 13,273	$ 12,188

Selected operating data:
Natural Gas Pipelines & Services, net:
Natural gas throughput volumes (BBtus/d)	746	811
Petrochemical Pipeline Services, net:
Petrochemical transportation volumes (MBPD)	37	37
NGL Pipeline Services, net:
NGL transportation volumes (MBPD)	74	--

	Duncan Energy	Duncan Energy
	Partners	Partners Predecessor
	For the Five	For the One	For the Six
	Months Ended	Month Ended	Months Ended
	June 30, 2007	January 31, 2007	June 30, 2006
Gross operating margin by segment:
NGL and Petrochemical Storage Services	$ 17,421	$ 1,770	$ 8,871
Natural Gas Pipelines & Services	4,056	1,605	10,881
Petrochemical Pipeline Services	5,504	2,700	15,943
NGL Pipeline Services	8,523	1,646	--
Total non-GAAP gross operating margin	$ 35,504	$ 7,721	$ 35,695
Adjustments to reconcile non-GAAP gross operating
margin to GAAP operating income:
Depreciation, amortization and accretion in operating
costs and expenses	(11,718)	(2,209)	(10,149)
Gain (loss) on sale of assets in operating costs and expenses	2	--	13
General and administrative expenses	(1,383)	(477)	(1,735)
Operating income per GAAP	$ 22,405	$ 5,035	$ 23,824

Selected operating data:
Natural Gas Pipelines & Services, net:
Natural gas throughput volumes (BBtus/d)	696	701	789
Petrochemical Pipeline Services, net:
Petrochemical transportation volumes (MBPD)	36	37	35
NGL Pipeline Services, net:
NGL transportation volumes (MBPD)	72	67	--

Exhibit C

Duncan Energy Partners L.P.

Reconciliations of Unaudited Non-GAAP Financial Measures to Our GAAP Financial Measures

Distributable Cash Flow

For the Three and Five Months Ended June 30, 2007

(Dollars in thousands)

The following tables presents our calculation of distributable cash flow for the periods indicated and reconciles these amounts to net cash flows provided by operating activities for the same periods.

	For the Three	For the Five
	Months Ended	Months Ended
	June 30, 2007	June 30, 2007
Net income	$ 4,548	$ 8,471
Adjustments to derive distributable cash flow
(add or subtract as indicated by sign of number):
Amortization in interest expense	32	53
Depreciation, amortization and accretion in costs and expenses	7,263	11,778
Deferred income tax expense	83	62
Equity in income of unconsolidated affiliate	(114)	(160)
Gain on sale of assets	--	(2)
Proceeds from sale of assets	--	2
Sustaining capital expenditures	(4,219)	(6,140)
Changes in fair market value of financial instruments	1	(1)
Parent 34% interest in adjustments noted above	(1,036)	(1,901)
Distributable Cash Flow	6,558	12,162
Adjustments to distributable cash flow to derive net cash flows provided by operating activities (add or subtract as indicated by sign of number):
Proceeds from sale of assets	--	(2)
Sustaining capital expenditures	4,219	6,140
Parent interest in income of subsidiaries	6,603	10,652
Parent 34% interest in adjustments to derive distributable cash flow (see above)	1,036	1,901
Net effect of changes in operating accounts	(2,217)	34,042
Net cash flows provided by operating activities	$ 16,199	$ 64,895

Exhibit D

Duncan Energy Partners L.P.

Reconciliations of Unaudited Non-GAAP Financial Measures to Our GAAP Financial Measures –                           EBITDA

(Dollars in thousands)

The following tables presents our calculation of EBITDA for the periods indicated and reconciles these amounts to net cash flows provided by operating activities for the same periods.

	For the Three	For the Five
	Months Ended	Months Ended
	June 30, 2007	June 30, 2007
Net income	$ 4,548	$ 8,471
Additions to net income to derive EBITDA:
Interest expense (including related amortization)	2,410	3,541
Provision for income taxes	(59)	114
Depreciation, amortization and accretion in costs and expenses	7,263	11,778
EBITDA	14,162	23,904
Adjustments to EBITDA to derive net cash flows provided by operating activities (add or subtract as indicated by sign of number):
Interest expense	(2,410)	(3,541)
Provision for income taxes	59	(114)
Cumulative effect of a change in accounting principle	--	--
Equity in income of unconsolidated affiliate	(114)	(160)
Amortization in interest expense	32	53
Deferred income tax expense	83	62
Parent interest in income of subsidiaries	6,603	10,652
Loss (gain) on sale of assets	--	(2)
Changes in fair market value of financial instruments	1	(1)
Net effect of changes in operating accounts	(2,217)	34,042
Net cash flows provided by operating activities	$ 16,199	$ 64,895

Exhibit E

Duncan Energy Partners L.P.

Parent Interest Calculations

For the Three and Five Months Ended June 30, 2007

(Dollars in thousands)

In connection with Duncan Energy Partners’ initial public offering, Enterprise Products Operating, LLC (“EPO”) contributed to Duncan Energy Partners 66% of the equity interest in Mont Belvieu Caverns, Acadian Gas, Lou-Tex Propylene, Sabine Propylene and South Texas NGL. EPO retained the remaining 34% equity interest in each of these entities. We account for EPO’s share of our subsidiaries’ net assets and income as Parent interest in a manner similar to minority interest.

The following table presents our calculation of Parent interest in income of subsidiaries for the three months and five months ended June, 2007:

		For The Three		For The Five
		Months Ended		Months Ended
		June 30, 2007		June 30, 2007
Net income amounts:
Mont Belvieu Caverns’ net income (before special allocation of
operational measurement gains and losses)	$ 6,998		$ 11,552
Less operational measurement gain allocated to Parent	2,818	$ 2,818	4,146	$ 4,146
Remaining Mont Belvieu Caverns’ net income to allocate to partners	4,180		7,406
Multiplied by Parent 34% interest in remaining net income	x 34%		x 34%
Mont Belvieu Caverns’ net income allocated to Parent	1,421	1,421	2,518	2,518

Acadian Gas net income multiplied by Parent 34% interest		30		246
Lou-Tex Propylene net income multiplied by Parent 34% interest		756		1,262
Sabine Propylene net income multiplied by Parent 34% interest		95		149
South Texas NGL net income multiplied by Parent 34% interest		1,483		2,331
Parent interest in income of subsidiaries		$ 6,603		$ 10,652